EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES DECEMBER CASH DISTRIBUTION

    Dallas, Texas, December 19, 2005 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.352335 per unit, payable on January 17, 2006, to unitholders of record on December 30, 2005. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	23,000	172,000	$57.08	$11.21 (a)

Prior Month	21,500	196,000	$60.62	$7.97

(a)	Excluding $101,000 related to a purchaser’s recalculation and remittance of royalties for prior period San Juan Basin production, the current month gas price is $10.56 per Mcf.

    The September through November 2005 distributions included amounts related to a purchaser’s recalculation and remittance of royalties for prior period San Juan Basin production and related interest. Based on subsequent information received from the purchaser, the current month distribution includes additional royalties in the amount of $101,000, or approximately $0.02 per unit. The total adjustment is $1,649,000, or approximately $0.28 per unit, of which $973,000, or approximately $0.16 per unit, is interest income. Further adjustments are not anticipated.

   For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

* * *

Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com